                                                                     EXHIBIT 3.3

Industry Canada     Industrie Canada

Certificate of Amalgamation                                     Certificat de fusion
Canada Business Corporations Act                                Loi canadienne sur les societes par actions

COREL CORPORATION                                               355888-6
-------------------------------------------------------         -----------------------------------------------------
Name of corporation - Denomination de la societe                Corporation number - Numero de la societe
I hereby certify that the above-named corporation               Je certifie que la societe susmentionnee est issue
resulted from an amalgamation, under section 185 of             d'une fusion, en vertu de l'article 185 de la Loi
the Canada Business Corporations Act, of the                    canadienne sur les societes par actions, des societes
corporations set out in the attached articles of                dont les denominations apparaissent dans les statuts
amalgamation.                                                   de fusion ci-joints.


/s/                                                             December 1, 1998/le 1 decembre 1998

Director - Directeur                                            Date of Amalgamation - Date de fusion

Industry Canada        Industrie Canada                          FORM 9                      FORMULE 9
                                                                 ARTICLES OF                 STATUTS DE FUSION
                                                                 AMALGAMATION                (ARTICLE 185)
                                                                 (SECTION 185)
Canada Business        Loi regissant les societes par actions
Corporations Act       de regime federal
1 -     Name of amalgamated Corporation                           Denomination de la societe issue de la fusion

        Corel Corporation

2 -     2 - The place in Canada where the registered office       Lieu au Canada ou doit etre situe le siege social
        is to be situated

        Regional Municipality of Ottawa-Carleton

3 - The classes and any maximum number of shares that the corporation is authorized to issue

        See Schedule "A" attached

4 -     Restrictions, if any, on share transfers                  Restrictions sur le transfert des actions, s'il y a lieu

        n/a

5 -     Number (or minimum and maximum number) of                 Nombre (ou nombre minimal et maximal)
        directors                                                 d'administrateurs

        A Minimum of one (1); A Maximum of ten (10)

6 -     Restrictions, if any, on business the corporation         Limites imposees a l'activite de la societe, s'il y a
        may carry on                                              lieu

        n/a

7 -     Other provisions, if any                                  Autres dispositions, s'il y a lieu

        n/a

8 -     The amalgamation has been approved pursuant to            La fusion a ete approuvee en accord avec l'article
        that section or subsection of the Act which is            ou le paragraphe de la Loi indique ci-apres:
        indicated as follows:
                                                                     183
                                                                  X  184(1)
                                                                     184(2)

9 -Name of the amalgamating                  Corporation No.        Signature                 Date         Title/Titre
corporations                                 No. de la societe
Denomination des societes fusionnantes

COREL CORPORATION                            1926462                /s/ Michael Cowpland      Dec 1/98     Director

COREL COMPUTER CORP.                         3355977                /s/ Michael Cowpland      Dec 1/98     Director

FOR DEPARTMENTAL USE ONLY - A L'USAGE           Filed - Deposee
DU MINISTERE SEULEMENT
Corporation No. - No de la societe  355888-6    Dec 2, 1998

                                  SCHEDULE "A"

A. - An unlimited number of Preferred Shares which, as a class, shall have attached thereto the following rights, privileges, restrictions and conditions:

(i) - the directors of the Corporation may, at any time and from time to time, issue the Preferred Shares in one or more series, each series to consist of such number of shares as may before issuance thereof be fixed by the directors;

(ii) - the directors of the Corporation may (subject as hereinafter provided) from time to time before issuance determine the destination, rights, privileges, restrictions and conditions to attach to the Preferred Shares of each series including, without limiting the generality of the foregoing, the rate, amount or method of calculation of dividends whether cumulative or non-cumulative or partially cumulative, and whether such rate, amount or method of calculation shall be subject to change or adjustment in the future, the currency or currencies of payment, the date or dates and place or places of payment thereof, the rights of retraction, if any, vested in the holder of Preferred Shares of such series, and the prices and the other terms and conditions of any rights of retraction and whether any additional rights of retraction may be vested in such holders in the future, voting rights (if any) and conversion rights (if any) and any sinking fund, purchase fund or other provisions attaching to the Preferred Shares of such series, the whole subject to the issue by the Director, Corporations Branch, Department of Consumer and Corporate Affairs, of a certificate of amendment in respect of articles of amendment in prescribed form to designate a series of shares;

(iii) - when any fixed cumulative dividends of amounts payable on a return of capital are not paid in full, the Preferred Shares of all series shall participate rateably in respect of such dividends including accumulations, if any, in accordance with amounts which would be payable on the Preferred Shares if all such dividends were declared and paid in full, and on any return of capital in accordance with sums which would be payable on such return of capital if all amounts so payable were paid in full;

(iv)- the Preferred Shares of each series shall rank on a parity with the Preferred Shares of every other series with respect to priority in payment of dividends and in the distribution of assets in the event of liquidation, dissolution or winding-up of the corporation, whether voluntarily or involuntarily;

(v)- in the event of the liquidation, dissolution or winding-up of the corporation or other distribution of the assets of the Corporation among shareholders for the purpose of winding-up its affairs, the holders of the Preferred Shares shall, before any amount shall be paid to or any property or assets of the Corporation shall be distributed among the holders of the Common Shares or any other shares of the Corporation ranking junior to the Preferred Shares, be entitled to receive (a) an amount equal to the amount of the redemption price specified therefor, together with, in the case of cumulative Preferred Shares all unpaid cumulative dividends (which for such purpose shall be calculated as if such cumulative dividends were accruing from day to day for the period from the expiration of the last period for which cumulative dividends have been paid up to and including the date of distribution) and in the case of non-cumulative dividends, all declared and unpaid non-cumulative dividends, and (b) if such liquidation, dissolution, winding-up or distribution shall be voluntary, an additional amount equal to the premium, if any, which would have been payable on the redemption of the said Preferred Shares if they had been payable by the Corporation on the date of liquidation, dissolution, winding-up or distribution and, if said Preferred Shares could not be redeemed on such date, then an additional amount equal to the greatest premium, if any, which would have been payable on the redemption of said Preferred Shares;

(vi)- no dividends shall at any time be declared or paid on or set apart for payment on the common Shares or any other shares of the Corporation ranking junior to the Preferred Shares unless all dividends up to an including the dividend payable for the last completed period for which such dividends shall be payable on each series of Preferred Shares then issued and outstanding shall have been declared and paid or set apart for payment at the date of such declaration or payment or setting apart for payment on the Common Shares or such other shares of the corporation ranking junior to the Preferred Shares nor shall the Corporation call for redemption or redeem or purchase for cancellation or reduce or otherwise pay off any of the Preferred Shares (less than the total amount then outstanding) or any common shares or any other shares of the Corporation ranking junior to the Preferred Shares unless all dividends up to and including the dividend payable for the last completed period for which such dividends shall be payable on each series of the Preferred Shares then issued and outstanding shall have been declared and paid or set apart for payment at the date of such call for redemption, purchase, reduction or other payment;

(vii)- the Preferred Shares of any series may be purchased for cancellation or made subject to redemption by the Corporation at such times and at such prices and upon such other terms and conditions as may be specified in the rights, privileges, restrictions and conditions attaching to the Preferred Shares of such series as set forth in the resolution of the board of directors of the Corporation and certificate of amendment relating to such series;

(viii)- the approval of the holders of the Preferred Shares, given in the manner described in paragraph (ix) below, shall be required for the creation of any new shares ranking prior to or on a parity with the Preferred Shares; and

(ix)- the provisions of paragraph (i) to (viii), inclusive and of this paragraph (ix) may be repealed, altered, modified, amended or varied in whole or in party only with the prior approval of the holders of the Preferred Shares given in the manner hereinafter specified in addition to any other approval required by the Canada Business Corporations Act or any other applicable statutory provision or like or similar effect, from time to time in force. The approval of the holders of the Preferred Shares with respect to any and all matters hereinbefore referred to may be given by at least 66-2/3% of the votes cast at a meeting of the holders of the Preferred Shares duly called for that purpose and held upon at least 21 days' notice at which the holders of a majority of the outstanding Preferred Shares are present or represented by proxy. If at any such meeting the holders of a majority of the outstanding Preferred Shares are not present or represented by proxy within one- half an hour after the time appointed for such meeting, then the meeting shall be adjourned to such date being not less than 30 days later and to such time and place as may be appointed by the chairman of the meeting and not less than 21 days' notice shall be given of such adjourned meeting but it shall be necessary in such notice to specify the purpose for which the meeting was originally called. At such adjourned meeting the holders of the Preferred Shares present or represented by proxy may transact the business for which the meeting was originally called and resolution passed thereat by not less than 66-2/3% of the votes cast at such adjourned meeting and the conduct thereof shall be from time to time prescribed by the by-laws of the Corporation with respect to meetings of shareholders. On every poll taken at every such meeting or adjourned meeting every holder of Preferred Shares shall be entitled to one vote in respect of each Preferred Share held by him.

B- An unlimited number of Common Shares which, as a class, shall have attached thereto the following rights, privileges, restrictions and conditions:

(i) - The holders of the Common Shares are entitled to one(1) vote per share at all meetings of the shareholders except meetings at which only holders of a specified class of shares are entitled to vote, and are entitled to receive the remaining property of the Corporation upon a dissolution.